Exhibit 3

Execution Version

AMENDED AND RESTATED CONSORTIUM AGREEMENT

This AMENDED AND RESTATED CONSORTIUM AGREEMENT (this “Agreement”) is made and entered into as of November 19, 2020, by and among Beachhead Holdings Limited (“Beachhead”), Double Double Holdings Limited (“Double Double”), Point Forward Holdings Limited (“Point Forward,” and together with Beachhead, Double Double, and any of their respective Affiliates who becomes a party to this Agreement, collectively, “Centurium”), CITIC Capital China Partners IV, L.P., represented by its general partner CCP IV GP Ltd. (“CCCP IV”), 2019B Cayman Limited, an Affiliate of CCCP IV (“2019B Cayman” or “CITIC”), Parfield International Ltd. (“Parfield”), HH SUM-XXII Holdings Limited (“Hillhouse”), V-Sciences Investments Pte Ltd (“V-Sciences”), Mr. Joseph Chow (“Mr. Chow”), Biomedical Treasure Limited (“Biomedical Treasure”), Biomedical Future Limited (“Biomedical Future”) and Biomedical Development Limited (“Biomedical Development”), TB MGMT Holding Company Limited (“TB MGMT”), TB Executives Unity Holding Limited (“TB Executives”) and TB Innovation Holding Limited (“TB Innovation” and together with Mr. Chow, Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, and TB Executives, collectively, the “Chairman Parties”), CBPO Holdings Limited (“Parent”), CBPO Group Limited, a wholly-owned subsidiary of Parent (“Merger Sub”) and, solely for purposes of Section 1.2 (Parent Ownership and Arrangement), Section 1.6 (Limited Guarantee), Section 1.9 (Required Information), Section 2.2 (Appointment of Advisors), Section 1.10 (Tax), Article III (Transaction Costs), Article IV (Exclusivity; Acquisition and Transfer Restrictions; Other Covenants) (other than Section 4.1(a)), Article V (Termination), Article VI (Announcements and Confidentiality), Article VII (Notices), Article VIII (Representations and Warranties), Article IX (Miscellaneous) and Article X (Defined Terms) hereof (such provisions, the “PWM Provisions”), PW Medtech Group Limited (普华和顺集团公司) (“PWM”). Centurium, 2019B Cayman, Parfield, Hillhouse, V-Sciences and the Chairman Parties are collectively referred to herein as the “Initial Consortium Members.” The Initial Consortium Members, Parent, Merger Sub, the Additional Parties and, solely for purposes of the PWM Provisions, PWM and, solely for purposes of the CCCP IV Assignment (as defined below), CCCP IV, are referred to herein each as a “Party”, and collectively, the “Parties.” Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, Beachhead, CCCP IV, Parfield, Hillhouse, V-Sciences and PWM entered into a consortium agreement, dated as of September 18, 2019 (as amended on January 23, 2020 by Amendment No. 1 thereto and on September 16, 2020 by an exclusivity extension letter, the “Prior Consortium Agreement”), pursuant to which the parties thereto formed a consortium (the “Buyer Consortium”) to undertake an acquisition transaction with respect to China Biologic Products Holdings, Inc., an exempted company organized and existing under the Laws of the Cayman Islands (the “Company”), pursuant to which members of the Buyer Consortium and/or their Affiliates would acquire all of the outstanding Ordinary Shares not already owned by members of the Buyer Consortium;

WHEREAS, by executing and delivering this Agreement, the Parties acknowledge, confirm and agree that effective from the date of this Agreement and in consideration of the mutual undertakings set out in this Agreement, all rights and obligations of CCCP IV under the Prior Consortium Agreement (including without limitation any out-of-pocket costs and expenses incurred in connection with the Transaction by CCCP IV prior to the date of this Agreement) are assigned, novated and transferred to 2019B Cayman;

WHEREAS, on October 26, 2020, PWM entered into a share purchase agreement with each of Biomedical Treasure, Biomedical Future and 2019B Cayman (as may be amended, restated, supplemented or otherwise modified from time to time, each a “PWM SPA” and collectively, the “PWM SPAs”), pursuant to which PWM has agreed to sell 3,750,000 Ordinary Shares, 660,833 Ordinary Shares (which may increase up to 1,571,000 Ordinary Shares in the aggregate in the event the transactions contemplated under the PWM SPA between 2019B Cayman and PWM are not consummated in full) and 910,167 Ordinary Shares to Biomedical Treasure, Biomedical Future and 2019B Cayman, respectively, as a result of which, upon the closing of the transactions contemplated by the PWM SPAs (each such sale by PWM, a “PWM Transfer” and collectively, the “PWM Transfers”), PWM will no longer Beneficially Own any Ordinary Shares;

WHEREAS, on October 26, 2020, Double Double entered into a share purchase agreement with Biomedical Development (as may be amended, restated, supplemented or otherwise modified from time to time, the “Double Double SPA”), pursuant to which Double Double has agreed to sell 775,000 Ordinary Shares to Biomedical Development, as a result of which, upon the closing of the transactions contemplated by the Double Double SPA (the “Double Double Transfer”), Double Double will no longer Beneficially Own any Ordinary Shares;

WHEREAS, on October 26, 2020, Parfield entered into a share purchase agreement with 2019B Cayman (as may be amended, restated, supplemented or otherwise modified from time to time, the “Parfield SPA” and together with the PWM SPAs and Double Double SPA, the “SPAs”), pursuant to which Parfield has agreed to sell 300,000 Ordinary Shares to 2019B Cayman, as a result of which, upon the closing of the transactions contemplated by the Parfield SPA (the “Parfield Transfer”), Parfield will Beneficially Own 2,137,696 Ordinary Shares;

WHEREAS, in connection with the PWM Transfers and the Merger, PWM entered into a voting undertaking (the “PWM Voting Undertaking”), pursuant to which PWM has agreed, among other things, subject to the terms and conditions of the PWM Voting Undertaking, to vote the Company Securities Beneficially Owned by it in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

WHEREAS, in anticipation of the PWM Transfers, the Parties agree to terminate certain provisions of the Prior Consortium Agreement with respect to PWM in accordance with the terms hereof and PWM agrees to comply with its obligations under certain provisions of this Agreement and the PWM Voting Undertaking;

WHEREAS, by execution and delivery of this Agreement, each of TB MGMT, TB Executives and TB Innovation as of the date hereof, shall be deemed, for all purposes, to be a member to the Buyer Consortium and bound by the terms of this Agreement;

WHEREAS, on the date hereof, the Company, Parent and Merger Sub entered into an agreement and plan of merger (as may be amended, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to the terms and conditions of which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, on the date hereof, Beachhead, Double Double, Point Forward, 2019B Cayman, Parfield, Hillhouse, V-Sciences, Mr. Chow, Biomedical Treasure, Biomedical Future, Biomedical Development, Guangli Pang, Ming Yang, Gang Yang, Ming Yin and Bingbing Sun (and/or, in each case, an applicable Affiliate of such Person) (each, a “Rollover Securityholder” and collectively, the “Rollover Securityholders”) entered into a voting and support agreement with Parent and the other parties named therein (as may be amended, restated or otherwise modified from time to time, the “Support Agreement”), pursuant to which each Rollover Securityholder has agreed, among other things, subject to the terms and conditions of the Support Agreement, (i) to vote, or cause to be voted, the Company Securities Beneficially Owned by such Rollover Securityholder and or his or its Affiliates in favor of the approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger (collectively, the “Transaction”), and to take certain other actions in furtherance of the transactions contemplated by Merger Agreement; and (ii) to contribute, or cause to be contributed, to Parent the Rollover Securities Beneficially Owned by such Rollover Securityholder and/or an Affiliate of such Rollover Securityholder;

WHEREAS, on the date hereof, each of Biomedical Treasure, Biomedical Future, Biomedical Development, Centurium, CITIC, Parfield, Hillhouse and V-Sciences (and/or, in each case, an applicable Affiliate of such Person) (each, a “Guarantor” and collectively, the “Guarantors”) executed a limited guarantee in favor of the Company (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”), pursuant to which each Guarantor has agreed to guarantee certain of Parent’s and Merger Sub’s obligations under the Merger Agreement;

WHEREAS, on the date hereof, each of CITIC, Biomedical Treasure and Biomedical Future (and/or, in each case, an applicable Affiliate of such Person) (each, a “Sponsor” and collectively, the “Sponsors”) executed a letter agreement in favor of Parent (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each such Sponsor has agreed, subject to the terms and conditions set forth therein, to make an equity investment (if required), in the form of cash, in Parent immediately prior to the Closing in connection with the Merger; and

WHEREAS, pursuant to Section 10.4 of the Prior Consortium Agreement, the Parties wish to amend and restate the Prior Consortium Agreement in its entirety, as set forth in this Agreement, and the Parties wish to agree to certain terms and conditions that will govern the actions of and the relationship among the Parties with respect to the Merger Agreement, the Support Agreement, the Limited Guarantees, the Equity Commitment Letters and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
Proposal; Parent Ownership

Section 1.1            Participation in Transaction.

(a)           The Parties agree to participate in the Transaction on the terms set forth in this Agreement. The Parties shall cooperate and proceed in good faith to (A) undertake due diligence with respect to the Company and its business; and (B) negotiate in good faith the terms and conditions of definitive documentation (collectively, including any amendment and waiver thereof, the “Definitive Documents”) in connection with the Transaction (including any waiver under the IRAs (if applicable), the Poison Pill and the Confidentiality Agreements).

(b)           In order to facilitate the foregoing and except as otherwise agreed and subject to Section 1.1(b)(i), each Party hereby authorizes and delegates to Centurium and the Joint Advisors the primary responsibility for negotiating the terms of the Definitive Documents (including the Merger Agreement or any amendment or waiver to the Merger Agreement and any waiver under the IRAs (if applicable), the Poison Pill and the Confidentiality Agreements and any rollover or similar agreement with any manager or employee of the Company) with the Company (including the Special Committee) with respect to the Transaction.

(i)            Each Party authorizes Centurium to direct Parent and Merger Sub to take any action or refrain from taking any action in connection with the Merger or the Merger Agreement, including in order for them to comply with their obligations, satisfy their or the Company’s closing conditions or exercise their rights under the Merger Agreement; provided that any amendment of, or any waiver of compliance with, any material term of the Merger Agreement (including without limitation (x) the condition to Parent’s or Merger Sub’s obligations to effect the Merger set forth in Section 7.2(d) of the Merger Agreement (the “Appraisal Rights Condition”) and (y) any extension of the End Date to a date no later than November 19, 2021) shall require the approval of the Majority Initial Consortium Members (any such action, other than the Super Majority Approval Actions described below, a “Majority Approval Action”) and provided further that (1) any increase of the Per Share Merger Consideration, (2) any change of treatment of the Company’s equity awards specified in Section 2.2 of the Merger Agreement, (3) any expansion in the scope of the representations and warranties of Parent and Merger Sub under the Merger Agreement, (4) any amendment or waiver of any condition to Parent’s and Merger Sub’s obligations to effect the Merger specified in Section 7.1 and Section 7.2 of the Merger Agreement (the “Buyer Closing Conditions”) (other than the Appraisal Rights Condition) (or any decision to proceed with the Merger in circumstances where any of the Buyer Closing Conditions (other than the Appraisal Rights Condition) has not been satisfied or waived (other than any such condition that by its nature is to be satisfied only at Closing, but subject to such condition being satisfied at the Closing)), (5) any extension of the End Date to a date that is later than November 19, 2021, (6) any amendment of the Merger Agreement that would increase the scope or amount of potential liability of Parent or Merger Sub, including any expansion of the circumstances under which the Parent Termination Fee would be payable by Parent to the Company or any increase in the amount of the Parent Termination Fee, (7) any termination of the Merger Agreement, (8) the granting of any waiver or consent to the Company with respect to any of matters set forth in Sections 5.1(iii), 5.1(xi)(B), 5.1(xi)(F) and 5.1(xvii) (only to the extent relating to the matters described in Sections 5.1(iii), 5.1(xi)(B) or 5.1(xi)(F)) of the Merger Agreement, (9) any material modification to the structure of the Transaction, or (10) any amendment of the Merger Agreement, or any consent with respect to or waiver of any provision of the Merger Agreement, that, by its terms, has a material and adverse impact on any Initial Consortium Member that is disproportionate to the impact on the other Initial Consortium Members (all of such matters in the foregoing clauses (1) through (10), whether effected through an amendment to the Merger Agreement, a consent with respect to or waiver of any provision of the Merger Agreement or otherwise, collectively, the “Super Majority Approval Actions”) shall require the approval of the Super Majority Initial Consortium Members and, solely with respect to any amendment, consent or waiver contemplated by the foregoing clause (10), the prior written consent of the materially and adversely impacted Initial Consortium Member. Centurium shall cause Parent and Merger Sub to promptly provide each Party with any notice received from the Company under the Merger Agreement. Each Party hereby agrees and undertakes to the other Parties that it shall use commercially reasonable efforts to take all necessary actions that would reasonably be required to be taken by such Party under the Definitive Documents in order for Parent and/or Merger Sub to comply with the terms of, and perform their obligations under, the Merger Agreement. None of the Parties will take any action or fail to take any action if such action is reasonably required to be taken or refrained from being taken by such Party under the Definitive Documents and such action or omission by such Party would reasonably be likely to result in a breach by Parent or Merger Sub of its obligations under the Merger Agreement.

(ii)           In the event that the Buyer Closing Conditions (other than any such condition that by its nature is to be satisfied only at Closing, but subject to such condition being satisfied at the Closing) are satisfied or validly waived in accordance with the terms of the Merger Agreement and this Agreement (including the foregoing Section 1.1(b)(i)), and Parent and Merger Sub are obliged to consummate the Merger in accordance with the Merger Agreement, if any Party or any of its Affiliates fails to contribute its Equity Contribution or asserts its unwillingness to contribute its Equity Contribution, in each case pursuant to the Support Agreement, its Equity Commitment Letter (if applicable) and/or this Agreement, as applicable (each, a “Failing Party”), then the Majority Initial Consortium Members may (x) direct Parent to enforce the obligation of any Failing Party and/or any of its Affiliates under the Support Agreement, its Equity Commitment Letter (if applicable) or this Agreement, as applicable, and/or (y) terminate this Agreement with respect to such Failing Party; provided, that such termination shall not limit or otherwise affect the rights of the Parties who are not Failing Parties against such Failing Party with respect to such breach or threatened breach in accordance with this Agreement (including under Section 3.1(c)). In the event the Majority Initial Consortium Members terminate this Agreement with respect to a Failing Party, (A) the amount of such Failing Party’s Equity Contribution shall be offered to the Parties (other than any Failing Party or Non-Consenting Party) pro rata based on (1) their respective Equity Contributions relative to (2) the aggregate Equity Contributions of all the Parties (other than any Failing Party or Non-Consenting Party) at the time of such termination and (B) if any such Party accepts less than its pro rata portion of such Equity Contribution after the offer is made pursuant to clause (A) above, then the remaining portion of such Equity Contribution shall be offered to all other Parties (other than any Failing Party, Non-Consenting Party and Party that declines to accept its full pro rata portion of such Equity Commitment) pro rata based on (1) their respective Equity Contributions relative to (2) the aggregate Equity Contributions of all the Parties (other than any Failing Party, Non-Consenting Party and Party that declines to accept its full pro rata portion of such Equity Contribution) at the time of such termination; provided that such other Parties are not obligated to accept such additional commitment (and to the extent any Party does not accept the portion of the commitment to which it is entitled, the Super Majority Initial Consortium Members may admit an Additional Party to accept such commitment in accordance with Section 1.3). For the avoidance of doubt, PWM shall not be deemed as a Failing Party pursuant to this Section 1.1(b)(ii).

(iii)          In the event that (x) the Super Majority Initial Consortium Members are willing to agree to, proceed with, take any action with respect to or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to any Super Majority Approval Action, or (y) the Majority Initial Consortium Members are willing to agree to, proceed with, take any action with respect to or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to any Majority Approval Action, and in each case, if a Party declines or fails to agree to, proceed with, or take such action or enter into such agreement (including an amendment to the Support Agreement or such Party’s Limited Guarantee or Equity Commitment Letter, as applicable) (or, in each such case, to permit Parent to do so) with respect to such matter (each, a “Non-Consenting Party”) within five (5) Business Days after (A) a written notice delivered to such Non-Consenting Party by the Super Majority Initial Consortium Members with respect to the foregoing Super Majority Approval Action or (B) a written notice delivered to such Non-Consenting Party by the Majority Initial Consortium Members with respect to the foregoing Majority Approval Action, then the Super Majority Initial Consortium Members (in the case of a Super Majority Approval Action) or the Majority Initial Consortium Members (in the case of a Majority Approval Action) may terminate this Agreement with respect to such Non-Consenting Party by the delivery of a termination notice in writing to such Non-Consenting Party. In the event that the Super Majority Initial Consortium Members have determined to agree to, proceed with, take any action with respect to or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to any Super Majority Approval Action that consists of (1) an increase of the Per Share Merger Consideration, or (2) an increase in the amount of the Parent Termination Fee by more than twenty percent (20%), then such Super Majority Initial Consortium Members shall promptly provide each other Party with written notice of such determination and, within five (5) Business Days after receipt of such notice, any Non-Consenting Party may terminate this Agreement with respect such Non-Consenting Party by the delivery of a termination notice in writing to the other Parties. The date on which notice is delivered to a Non-Consenting Party by the Super Majority Initial Consortium Members with respect to a Super Majority Approval Action pursuant to clause (A) of this Section 1.1(b)(iii), the date on which notice is delivered to a Non-Consenting Party by the Majority Initial Consortium Members with respect to a Majority Approval Action pursuant to clause (B) of this Section 1.1(b)(iii), or the date on which notice is delivered to the Super Majority Initial Consortium Members pursuant to the immediately foregoing sentence in this Section 1.1(b)(iii), as applicable, shall be referred to herein as the “Disagreement Date.” For the avoidance of doubt, PWM shall not be deemed as a Non-Consenting Party pursuant to this Section 1.1(b)(iii).

(iv)          In the event of a termination of this Agreement with respect to a Non-Consenting Party in accordance with Section 1.1(b)(iii), such Non-Consenting Party and his or its Affiliates shall have no liability or obligation to any Party hereunder or under the Support Agreement, any Limited Guarantee or any Equity Commitment Letter (and if such Non-Consenting Party is Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, the applicable Corresponding Investor of such Party and the Affiliates of such Corresponding Investor shall also have no liability or obligation to any of Parent and Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, under its Corresponding Equity Financing Document to the extent corresponding to the applicable Equity Commitment Letter or Limited Guarantee (with respect to such Corresponding Investor or the Affiliate of such Corresponding Investor who is a party to any Equity Financing Document, its “Corresponding Liabilities”)), and each of the Parties shall fully and unconditionally release the Non-Consenting Party and its or his Affiliates from any and all such liabilities and obligations (and if such Non-Consenting Party is Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, Parent and Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, shall also release the Corresponding Investor of such Party and the Affiliates of such Corresponding Investor from all such Corresponding Liabilities) (except for any liability arising from a breach by any such Person prior to such termination or under Section 3.1(b) or any other provision of this Agreement or such other agreement that survives such termination in accordance with the terms hereof or thereof). As a condition to such termination (with respect to a termination by notice of the Super Majority Initial Consortium Members or the Majority Initial Consortium Members) or in the event of such termination (with respect to a termination by notice of the Non-Consenting Party), either (A) such Non-Consenting Party shall promptly receive a full and unconditional release with respect to all of its or his, and its or his Affiliates’(and if such Non-Consenting Party is Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, with respect to its Corresponding Investor’s and such Corresponding Investor’s Affiliates’), as applicable, obligations under its or his Equity Commitment Letter and/or its or his Limited Guarantee (and/or if such Non-Consenting Party is Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, any Corresponding Liabilities of its Corresponding Investor or the Affiliates of such Corresponding Investor under the applicable Corresponding Equity Financing Document), as applicable, from the Company, or (B) in the absence of such full and unconditional release from the Company, (1) with respect to a termination by notice of such Non-Consenting Party pursuant to the second sentence of Section 1.1(b)(iii), the Initial Consortium Members who are not such Non-Consenting Party and remain members of the Buyer Consortium as of such given time and with respect to whom this Agreement has not been terminated (each a “Remaining Member” and collectively, the “Remaining Members”) shall indemnify such Non-Consenting Party and the other applicable Non-Consenting Indemnified Parties (as defined below) in accordance with Section 1.1(b)(v) or (2) with respect to a termination by notice of the Super Majority Initial Consortium Members or the Majority Initial Consortium Members in accordance with the first sentence of Section 1.1(b)(iii), such Non-Consenting Party shall have received from the Remaining Members a mutually satisfactory indemnity with respect to all liabilities and obligations that would have been required to be released by the Company pursuant to the foregoing clause (A) in any such full and unconditional release from the Company, which, in any event, shall be no less favorable to such Non-Consenting Party than the indemnity contemplated by Section 1.1(b)(v). In the event this Agreement is terminated with respect to a Non-Consenting Party in accordance with Section 1.1(b)(iii), (X) the amount of such Non-Consenting Party’s Equity Contribution shall be offered to the Parties (other than any Failing Party or Non-Consenting Party) pro rata based on (1) their respective Equity Contributions relative to (2) the aggregate Equity Contributions of all the Parties (other than any Failing Party or Non-Consenting Party) at the time of such termination, and (Y) if any such Party accepts less than its pro rata portion of such Equity Contribution after the offer is made pursuant to clause (X) above, then the remaining portion of such Equity Contribution shall be offered to all other Parties (other than any Failing Party, Non-Consenting Party and Party that declines to accept its full pro rata portion of such Equity Commitment) proportionally based on (1) their respective Equity Contributions relative to (2) the aggregate Equity Contributions of all the Parties (other than any Failing Party, Non-Consenting Party and Party that declines to accept its full pro rata portion of such Equity Contribution) at the time of such termination; provided that such other Parties are not obligated to accept such additional commitment (and to the extent any Party does not accept the portion of the commitment to which it is entitled, the Super Majority Initial Consortium Members may admit an Additional Party to accept such commitment in accordance with Section 1.3).

(v)           In the event any Non-Consenting Party terminates this Agreement with respect to such Non-Consenting Party in accordance with the second sentence of Section 1.1(b)(iii) and such Non-Consenting Party does not promptly receive a full and unconditional release from the Company as contemplated by Section 1.1(b)(iv)(A), the Remaining Members shall indemnify, defend and hold harmless such Non-Consenting Party, its or his Affiliates (and if such Non-Consenting Party is Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, also its Corresponding Investor and the Affiliates of such Corresponding Investor) and each of its and their respective directors, officers, employees, shareholders, members, partners, managers, consultants, agents, representatives, successors and assigns (collectively, the “Non-Consenting Indemnified Parties”) from and against any and all liabilities, obligations, assessments, losses, judgments, settlements, fines, penalties, damages, Taxes, costs and expenses (including expenses of investigation and fees and expenses of counsel and other professionals) (collectively, “Losses”) incurred by any such Non-Consenting Indemnified Party as a result of, arising out of or relating to any claim or demand that may be made with respect to the obligations and liabilities of such Non-Consenting Party or its or his Affiliates under its or his Equity Commitment Letter and/or its or his Limited Guarantee, as applicable (and/or if such Non-Consenting Party is any of Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, any claim or demand brought by the Company for Corresponding Liabilities of its Corresponding Investor or any Affiliate of such Corresponding Investor under the applicable Corresponding Equity Financing Document); provided that the Non-Consenting Indemnified Parties shall not be entitled to recover the same Losses more than once. The respective indemnification obligations pursuant to this Section 1.1(b)(v) of each of such Remaining Members shall be pro rata based on the Equity Contribution of each such Remaining Member relative to the aggregate Equity Contributions of all such Remaining Members.

Section 1.2            Parent Ownership and Arrangements.

(a)           Subject to the terms and conditions of the Support Agreement, each applicable Party shall contribute, or cause to be contributed, to Parent, directly or indirectly, in exchange for newly issued ordinary shares of Parent (“Parent Shares”) (i) such amount of Rollover Securities as set forth opposite its or his name under the column “Rollover Securities” of the table under Part II of Schedule A and (ii) a portion of the total amount of the cash equity financing required by Parent to consummate the Transaction (such portion to be allocated by Centurium, as a representative authorized by the Initial Consortium Members, from time to time, with the prior written consent of such Party to which such portion is allocated) (such portion, such Party’s “Cash Contribution”); provided, however, (x) subject to the immediately following clauses (y) and (z), (A) the amount of any cash equity financing required by Parent to consummate the Transaction shall first be offered to the Parties (other than any Failing Party or Non-Consenting Party) pro rata based on (1) their respective Equity Contributions relative to (2) the aggregate Equity Contributions of all the Parties (other than any Failing Party or Non-Consenting Party) at the time of such offer, and (B) if any such Party accepts less than its pro rata portion of such Equity Contribution after the offer is made pursuant to clause (A) above, then the remaining portion of such cash equity financing shall be offered to all other Parties (other than any Failing Party, Non-Consenting Party and Party that declines to accept its full pro rata portion of such cash equity financing) proportionally based on (1) their respective Equity Contributions relative to (2) the aggregate Equity Contributions of all the Parties (other than any Failing Party, Non-Consenting Party and Party that declines to accept its full pro rata portion of such equity cash financing) at the time of such offer (provided that such other Parties are not obligated to accept such additional commitment (and to the extent any Party does not accept the portion of the commitment to which it is entitled, the Super Majority Initial Consortium Members may admit an Additional Party to accept such commitment in accordance with Section 1.3)), (y) to the extent that the applicable PWM Transfer or the Parfield Transfer with respect to an applicable Party has not been fully consummated prior to the Closing, then the number of Rollover Securities to be so contributed by such Party shall be reduced by the number of Ordinary Shares that have not been so transferred to such Party pursuant to the terms and conditions of the applicable PWM SPA or the Parfield SPA, and such Party’s Cash Contribution shall be increased by the product of such number of Ordinary Shares multiplied by the Per Share Merger Consideration, and (z) to the extent that the Double Double Transfer has not been fully consummated prior to the Closing, then the number of Rollover Securities to be so contributed by Biomedical Development shall be reduced by the number of Ordinary Shares that have not been so transferred to Biomedical Development pursuant to the terms and conditions of the Double Double SPA, and the number of Rollover Securities to be so contributed by Double Double shall be increased by the same number of Ordinary Shares. With respect to any applicable Party, the sum of (A) the deemed value of such Party’s Rollover Securities contributed to Parent in accordance with Section 1.2(a)(i) (which shall be calculated based on the Per Share Merger Consideration, but without regard to any vesting schedule or condition) and (B) the amount of such Party’s Cash Contribution (if any) shall be hereinafter referred to as the “Equity Contribution” of such Party. Immediately following the Closing, in addition to the Parent Shares to be issued to each applicable Party in exchange for their respective Equity Contribution as set forth under Part II of Schedule A, Parent shall issue (1) 206,000 Parent Shares to TB Executives in the aggregate in exchange for the Rollover Securities contributed by Guangli Pang, Ming Yang, Gang Yang, Ming Yin and Bingbing Sun pursuant to Section 2.2 of the Support Agreement and (2) such number of Parent Shares as the aggregate number of Company RSU Awards cancelled and converted pursuant to Section 2.2(b)(iii)(B) of the Merger Agreement to TB Innovation. Each applicable Party’s ownership percentage in Parent as of immediately following the Closing and the number of Parent Shares to be issued to such Party (or any other Person at the direction of such Party in accordance with the Support Agreement) in exchange for such Party’s Equity Contribution shall be calculated proportionally based on (x) the value of such Party’s Equity Contribution, relative to (y) the aggregate value of all Parties’ Equity Contributions; provided that the Contemplated Ownership Percentage of such Party shall be equally diluted by up to 790,439 Parent Shares issued to (I) TB Executives in exchange for the Rollover Securities contributed by Guangli Pang, Ming Yang, Gang Yang, Ming Yin and Bingbing Sun pursuant to the Support Agreement and (II) TB Innovation in connection with the unvested Company RSU Awards cancelled and converted pursuant to the Merger Agreement. For the avoidance of doubt, the Parties agree that the obligation of each applicable Party to make its Equity Contribution to Parent under this Section 1.2(a) shall be subject to the satisfaction or waiver (in accordance with Section 1.1(b)(i)) of the Buyer Closing Conditions and the terms of the Support Agreement and the Equity Commitment Letters, as applicable.

(b)           The initial Contemplated Ownership Percentage, Pre-SPA Signing Expenses Sharing Percentage, Post-SPA Signing Expenses Sharing Percentage and Post-PWM/Parfield Closing Expenses Sharing Percentage of each applicable Party shall be equal to the percentage set forth opposite its name in the column titled “Contemplated Ownership Percentage”, “Pre-SPA Signing Expenses Sharing Percentage,” “Post-SPA Signing Expenses Sharing Percentage” or “Post-PWM/Parfield Closing Expenses Sharing Percentage,” as applicable, in Part II of Schedule A hereto. Centurium, as a representative authorized by the Initial Consortium Members, shall, without further action by any other Party, update Part II of Schedule A from time to time based on its actual knowledge to reflect (i) the admission of any Additional Party pursuant to Section 1.3, (ii) the termination of this Agreement with respect to any Party pursuant to Section 1.1(b) and the offer and allocation of such Party’s Equity Contribution (if any) to the other Parties pursuant to Section 1.1(b)(ii) or Section 1.1(b)(iii), (iii) any change to the Cash Contribution allocated to any applicable Party pursuant to Section 1.2(a), (iv) any Transfer of Covered Securities between any existing or future members of the Buyer Consortium or their respective Affiliates permitted under this Agreement, or (v) any other Transfer or acquisition of Covered Securities permitted under this Agreement (including Section 4.2(a) hereof), with the updated Contemplated Ownership Percentages of the Parties (including any Additional Parties) to be calculated in the same manner as the Parties’ respective ownership percentages in Parent are calculated pursuant to the penultimate sentence of Section 1.2(a) and the updated Pre-SPA Signing Expenses Sharing Percentages, Post-SPA Signing Expenses Sharing Percentages and/or Post-PWM/Parfield Closing Expenses Sharing Percentages to be calculated in accordance with the relevant definitions but based on the updated Equity Contributions of the applicable Parties; provided that the amount of the Equity Contribution (including the number of Rollover Securities) of any applicable Party shall not be changed without the prior consent of such Party; provided, further, that Centurium, as a representative authorized by the Initial Consortium Members, shall distribute a copy of the updated Schedule A to each Party promptly following each such update.

Section 1.3           Admission of New Consortium Members. The Super Majority Initial Consortium Members may agree to admit one or more additional investor(s) to the consortium as additional party(ies). Any additional party admitted to the Buyer Consortium pursuant to this Section 1.3 shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule B (the “Deed of Adherence”) and upon its execution of the Adherence Agreement, such additional party shall become an “Additional Party” for purposes of this Agreement and shall be designated as either an “Initial Consortium Member” under this Agreement or a “Party” to this Agreement as determined by the Super Majority Initial Consortium Members. The Super Majority Initial Consortium Members shall determine the type(s) and number(s) of Rollover Securities, the amount of Cash Contribution and the investment structure of an Additional Party admitted pursuant to this Section 1.3.

Section 1.4           Debt Financing. Parent and/or Merger Sub shall, at the direction of the Majority Initial Consortium Members, negotiate, enter into and borrow under definitive documents (the “Definitive Debt Documents”) relating to Debt Financing or Alternative Financing to be provided at the Closing; provided that any material term of the Definitive Debt Documents that is materially inconsistent with the debt commitment letter (the “DCL”) executed and delivered by Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行) and Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行) to Merger Sub on or around the date hereof and is materially adverse to the interests of the Buyer Consortium (taken as a whole) shall require the approval of the Majority Initial Consortium Members. Each Party hereby agrees and undertakes to the other Parties that it or he shall use its commercially reasonable efforts to take all necessary actions that would be required in order for Parent and/or Merger Sub to comply with the terms of, and perform their obligations under, the DCL and/or the Definitive Debt Documents.

Section 1.5           Support Agreement. Parent shall have the right to enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement. Each applicable Party shall, and shall cause each of its Affiliates who is a party to the Support Agreement to, execute and deliver to Parent the Support Agreement on the date hereof and comply with its obligations under the Support Agreement; provided that no Party shall have an independent right under this Agreement to enforce the Support Agreement, other than as provided in the immediately preceding sentence.

Section 1.6           Limited Guarantee. Each applicable Party shall, and shall cause each of its Affiliates who is a party to any Limited Guarantee to, execute and deliver to the Company its applicable Limited Guarantee on the date hereof and comply with its obligations under its applicable Limited Guarantee. Each of Biomedical Treasure, Biomedical Future and Biomedical Development shall cause each of its Corresponding Investor and/or the Affiliates of such Corresponding Investor who is a party to any Equity Financing Document to, execute and deliver to Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, its applicable Equity Financing Document on the date hereof and comply with its obligations under its applicable Equity Financing Document to the extent corresponding to the applicable Equity Commitment Letter or Limited Guarantee. The Parties shall reasonably cooperate in defending any claim that the Guarantors are or any of them is liable to make payments under the Limited Guarantees. Subject to Section 3.1(c), each Party who is, or whose applicable Affiliate is, a party to any Limited Guarantee has agreed to, or cause its applicable Affiliate to, share ratably (based on the “Guaranteed Percentage” as defined under each such Party’s or its Affiliate’s Limited Guarantee) (a) the Parent Termination Fee pursuant to Section 8.2(b)(iii) of the Merger Agreement, (b) any amounts if and as required pursuant to Section 8.2(d) of the Merger Agreement and (c) any amounts if and as required pursuant to Section 6.11(d) of the Merger Agreement (the fees and expenses set forth in foregoing clauses (a) through (c), the “Guaranteed Obligations”) up to the “Maximum Amount” as defined under such Party’s or its applicable Affiliate’s Limited Guarantee; provided that the allocation of the relevant portion of the Guaranteed Obligations strictly between (A) PWM and Biomedical Treasure, Biomedical Future or 2019B Cayman, as applicable, and (B) Parfield and 2019B Cayman in connection with the Ordinary Shares to be transferred pursuant to the applicable PWM SPA or the Parfield SPA shall be determined and governed by the letter agreements, dated October 26, 2020, by and among PWM and each of Biomedical Treasure, 2019B Cayman, Biomedical Future and certain other parties and the letter agreement, dated October 26, 2020, by and between Parfield and 2019B Cayman, as applicable (collectively, the “Letter Agreements”). For clarity, subject to Section 3.1(c), in the event that the Company does not enforce all the Limited Guarantees contemporaneously, each Party (other than a Non-Consenting Party with respect to which this Agreement is terminated pursuant to Section 1.1(b)(iii)) who is, or whose applicable Affiliate is, a party to any Limited Guarantee agrees that it shall (if it is a Guarantor) and shall cause each of its Affiliates that is a Guarantor (if any) to contribute from time to time to the amount paid or payable by other Guarantors in respect of the Limited Guarantees (other than any such amount paid or payable by a Guarantor solely arising from such Guarantor’s breach of its obligations under such Guarantor’s Limited Guarantee) so that after such contributions, each Guarantor (other than a Guarantor that is a Non-Consenting Party, or an Affiliate of such Non-Consenting Party, with respect to which this Agreement is terminated pursuant to Section 1.1(b)(iii)) shall have always paid an aggregate amount (including contributions made pursuant to this Section 1.6 by such Guarantor and amounts paid under its Limited Guarantee (other than any such amount paid or payable by a Guarantor solely arising from such Guarantor’s breach of its obligations under such Guarantor’s Limited Guarantee), but net of contributions received from other Guarantors) (the “Contribution Amount”) equal to the product of the aggregate amount paid under all of the Limited Guarantees, multiplied by a fraction, the numerator of which is such Guarantor’s Maximum Amount and the denominator of which is the sum of all the Maximum Amounts of all Guarantors (other than a Guarantor that is a Non-Consenting Party, or an Affiliate of such Non-Consenting Party, with respect to which this Agreement is terminated pursuant to Section 1.1(b)(iii)); provided that in no event shall the Contribution Amount paid or to be paid by each Guarantor exceed such Guarantor’s Maximum Amount as defined under such Guarantor’s Limited Guarantee; provided further that (i) strictly between Parfield and 2019B Cayman and for the purpose of the applicable Letter Agreement only, any such contribution made or to be made by Parfield or its Affiliate that is a Guarantor shall be deemed to be an amount paid or to be paid by Parfield or such Affiliate (as the case may be) to the Company with respect to the Guaranteed Obligations pursuant to the terms of Limited Guarantee provided by Parfield or its Affiliate (as the case may be) and shall be allocated between Parfield and 2019B Cayman according to the terms of the applicable Letter Agreement; and (ii) strictly between PWM and Biomedical Treasure, Biomedical Future or 2019B Cayman, as applicable, and for the purpose of the applicable Letter Agreement only, any such contribution made or to be made by Biomedical Treasure, Biomedical Future or 2019B Cayman or any of their respective Affiliates that is a Guarantor shall be deemed to be an amount paid or to be paid by Biomedical Treasure, Biomedical Future or 2019B Cayman or the Affiliate(s) of such Party to the Company with respect to the Guaranteed Obligations pursuant to the terms of Limited Guarantee(s) provided by Biomedical Treasure, Biomedical Future or 2019B Cayman or the Affiliate(s) of such Party and shall be allocated between PWM and Biomedical Treasure, Biomedical Future or 2019B Cayman, as applicable, according to the terms of the applicable Letter Agreement. Notwithstanding anything to the contrary provided under this Section 1.6, if this Agreement is terminated with respect to any Non-Consenting Party, neither such Non-Consenting Party nor such Non-Consenting Party’s Affiliates, as applicable, shall be responsible for any Guaranteed Obligations (and if such Non-Consenting Party is Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, neither its Corresponding Investor nor the Affiliates of such Corresponding Investor, as applicable, shall be responsible for any commitment amount corresponding to such Guaranteed Obligations). Each Party acknowledges and agrees that it shall not solicit from the Company, or permit the Company to give, any release, amendment or waiver of the Limited Guarantee of such Party (or such Party’s Affiliate), unless (x) the Company releases the other Guarantors under their respective Limited Guarantees in the same proportion or amends or waives the provisions of the other Limited Guarantees in the same manner or (y) the Company releases a Guarantor from its obligations under the Limited Guarantee of a Non-Consenting Party (and if such Non-Consenting Party is Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, the Company also releases its Corresponding Investor or its Affiliates, as applicable, from its Corresponding Liabilities under the applicable Corresponding Equity Financing Document) upon the termination of such Non-Consenting Party pursuant to Section 1.1(b)(iii).

Section 1.7           Equity Financing. Parent shall have the right to enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters and the provisions of the Corresponding Equity Financing Documents in accordance with the terms of the Corresponding Equity Financing Documents. Each Sponsor shall, and shall cause each of its Affiliates, and, with respect to Biomedical Treasure, Biomedical Future and Biomedical Development, its Corresponding Investor and each of its Corresponding Investor’s Affiliates, who is a party to any Equity Commitment Letter or any Corresponding Equity Financing Document to, execute and deliver to Parent its applicable Equity Commitment Letter and applicable Corresponding Equity Financing Document on the date hereof and comply with its obligations under its applicable Equity Commitment Letter and applicable Corresponding Equity Financing Document; provided that no Party shall have an independent right under this Agreement to enforce the applicable Equity Commitment Letter or the applicable Corresponding Equity Financing Document, other than as provided in the immediately preceding sentence.

Section 1.8           Shareholders Agreement; Appointment of Directors. Each Party shall negotiate in good faith with the other Parties and use its reasonable best efforts to agree to the terms of, and enter into (or cause its Affiliates that will hold Parent Shares to enter into) concurrently with or immediately following the Effective Time, a shareholders’ agreement in relation to Parent (the “Shareholders Agreement”) or other definitive agreements containing and otherwise consistent with (subject to mutually agreed changes) the terms set forth in Exhibit A hereto (the “Shareholders Agreement Term Sheet”) and such other customary terms mutually agreeable to each Party. Each Party hereby agrees to take (or cause to be taken) all required actions, if any, such that the board of directors of Parent has the composition set forth in Exhibit A hereto immediately following the Effective Time. In the event that the Parties are unable to agree to the terms of and/or to execute the Shareholders Agreement, the terms set forth in Exhibit A hereto shall govern with respect to the matters set forth therein until such time as the Parties enter into the Shareholders Agreement.

Section 1.9           Required Information. Without prejudice to Section 2.1 of this Agreement, each of the Parties, on behalf of itself or himself and its or his Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Party (or its or his Affiliates) that is, in connection with the Transaction, reasonably required (as determined by Parent upon the advice of its outside counsel) to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3, (iii) the Definitive Debt Documents or (iv) any other filing with or notification to any Governmental Authority in connection with the Merger Agreement, this Agreement, the Support Agreement, the Equity Commitment Letters, the Limited Guarantees or any other agreement or arrangement relating to the Transaction (collectively, the “Filing Documents”), and Parent shall notify the other Parties of the form and terms of any Filing Document and provide the other Parties with reasonable time and opportunity to review and comment on such Filing Document, which Parent shall consider in good faith. Each of the Parties shall reasonably cooperate with Parent in connection with the preparation of the Filing Documents to the extent such Filing Documents relate to such Party (or any of its or his Affiliates). Each of the Parties agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance therewith), its or his and its or his Affiliates’ identity and beneficial ownership of the Company Securities and the nature of such Party’s commitments, arrangements and understandings under this Agreement, the Support Agreement, the Equity Commitment Letters, the Limited Guarantee or any other agreement or arrangement to which it or he (or any of its or his Affiliates) is a party relating to the Transaction, to the extent required by applicable Law or the SEC (or its staff). Notwithstanding the foregoing, no Party is required to make available to the other Parties any of their internal investment committee materials or analyses or any information which it considers to be commercially sensitive information. Each of the Parties hereby represents and warrants to Parent as to itself and its or his Affiliates, as applicable, that, solely with respect to any information supplied by such Party in writing pursuant to this Section 1.9, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Party for inclusion or incorporation by reference in the Schedule 13E-3 filed or to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 1.10         Tax. Each Party shall be responsible for its or his own Taxes and related Tax obligations arising from the Transaction (including Tax filings, payments and other obligations). The Parties shall use their reasonable best efforts to cooperate with the Company or the Surviving Company in fulfilling their respective Tax withholding, reporting, registration or similar obligations, if any, in connection with the Transaction.

Article II
Participation in Transaction; Advisors; Approvals

Section 2.1           Information Sharing and Roles. Each Party shall cooperate in good faith in connection with the Transaction, including by (a) participating in meetings and negotiations with the Special Committee and its advisors to the extent reasonably requested or determined as appropriate by the Majority Initial Consortium Members, (b) complying with any confidentiality agreements entered into between such Party and the Company, (c) providing Centurium or Parent with all information reasonably required concerning such Party or its Affiliates in connection with the Transaction including to obtain any regulatory or shareholder approval that is required to complete the Transaction, unless otherwise determined by the Majority Initial Consortium Members, (d) providing timely responses to requests by Centurium or any Joint Advisor for information reasonably required in connection with the Transaction unless otherwise determined by the Majority Initial Consortium Members, and (e) reasonably consulting with Centurium and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Company, any issuance of which shall be subject to Section 6.1. Unless the Majority Initial Consortium Members otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act).

Section 2.2           Appointment of Advisors.

(a)           The Parties agree that Centurium, as a representative authorized by the Initial Consortium Members, shall have the right to engage (including the scope and engagement terms), terminate or change all joint Advisors to the Buyer Consortium in connection with the Transaction (such joint Advisors to the Buyer Consortium engaged by the Majority Initial Consortium Members in accordance with this Section 2.2(a), the “Joint Advisors”). The Parties agree and acknowledge that Kirkland & Ellis and Wilson Sonsini Goodrich & Rosati have been jointly selected by the Buyer Consortium as the co-U.S. legal counsel, Harney Westwood & Riegels, Wilson Sonsini Goodrich & Rosati and Fangda Partners have been jointly selected by the Buyer Consortium as Cayman Islands legal counsel, Hong Kong legal counsel and PRC legal counsel, respectively, to represent the Buyer Consortium in connection with the Transaction and shall be “Joint Advisors” under this Agreement.

(b)           If a Party requires separate representation in connection with specific issues arising out of the Transaction, such Party may retain other Advisors to advise it, provided that such Party shall (i) provide prior notice to other Parties of such retention and (ii) subject to Section 3.1(a), be solely responsible for the fees and expenses of such separate Advisors unless each of the Initial Consortium Members and, solely with respect to such fees and expenses of such separate Advisors incurred and accrued before the consummation of all of the PWM Transfers, PWM agrees in writing that the fees and expenses incurred by such separate Advisor will be treated as the transaction expenses of the Buyer Consortium and reimbursable pursuant to Article III.

Section 2.3           Approvals. Each Party shall use commercially reasonable efforts and provide all cooperation as may be reasonably requested by the Majority Initial Consortium Members to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction.

Article III
Transaction Costs

Section 3.1           Expenses and Fee Sharing.

(a)          Upon consummation of the Transaction, Parent shall cause the Company to reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction (other than as a result of the fraud or willful breach of this Agreement by such Party), including, without limitation, the reasonable fees, expenses and disbursements of Joint Advisors retained by the Buyer Consortium (other than fees and costs of any separate Advisors who were retained by the Parties unless and only to the extent such appointment and expenses are agreed to in advance in writing by each Initial Consortium Member) (the “Reimbursable Expenses”).

(b)          If the Merger Agreement is terminated without the Transaction having been consummated (and Section 3.1(c) below does not apply), each Party agrees that (i) each of PWM, Beachhead, Double Double, Point Forward, CITIC, Parfield, Hillhouse, V-Science and the Additional Parties (if any) shall be responsible for such Party’s Pre-SPA Signing Expenses Sharing Percentage (or such other percentage as may otherwise be agreed among such Parties) of the Shared Expenses incurred and accrued as of and through the date of the SPAs, (ii) each of PWM, Beachhead, Point Forward, CITIC, Parfield, Hillhouse, V-Science, Mr. Chow, Biomedical Development and the Additional Parties (if any) shall be responsible for such Party’s Post-SPA Signing Expenses Sharing Percentage (or such other percentage as may otherwise be agreed among such Parties) of the Shared Expenses incurred and accrued from and after the date of the SPAs and through the date on which all the PWM Transfers and the Parfield Transfer are consummated pursuant to the terms and conditions of the PWM SPAs and the Parfield SPA (such date, the “Last Closing Date”); provided that if any of the PWM Transfers and Parfield Transfer has been consummated prior to the Last Closing Date, the Post-SPA Signing Expenses Sharing Percentages of the purchaser and the seller to such PWM Transfer or Parfield Transfer shall be adjusted for the period starting from (and excluding) the date on which such PWM Transfer or the Parfield Transfer is consummated to (and including) the Last Closing Date (such period, the “Adjusted Period” with respect to such purchaser and the seller) such that the relevant portion of the Shared Expenses (being the portion corresponding to the Ordinary Shares transferred pursuant to such applicable PWM SPA or the Parfield SPA) incurred and accrued during the Adjusted Period should be borne by the purchaser, and (iii) each of Beachhead, Point Forward, CITIC, Parfield, Hillhouse, V-Science, Mr. Chow, Biomedical Treasure, Biomedical Future, Biomedical Development and the Additional Parties (if any) shall be responsible for such Party’s Post-PWM/Parfield Closing Expenses Sharing Percentage (or such other percentage as may otherwise be agreed by such Parties) of the Shared Expenses incurred and accrued from and after the Last Closing Date. Notwithstanding anything to the contrary provided under this Section, if this Agreement is terminated with respect to any Non-Consenting Party, such Non-Consenting Party shall bear its pro rata portion (based on the respective Pre-SPA Signing Expenses Sharing Percentage, Post-SPA Signing Expenses Sharing Percentage and/or Post-PWM/Parfield Closing Expenses Sharing Percentage (as applicable) of the Parties as of the applicable Disagreement Date and prior to the offer and allocation of such Non-Consenting Party’s Equity Contribution pursuant to Section 1.1(b)(iii)) of the Shared Expenses that have been incurred and accrued as of the applicable Disagreement Date, and the Parties who are not Non-Consenting Parties shall share the remaining Shared Expenses in accordance with the foregoing sentence with respect to such expenses incurred and accrued prior to the applicable Disagreement Date, based on Part II to Schedule A prior to taking into account the update to such schedule reflecting the termination of the Non-Consenting Party, and with respect to such expenses incurred after the applicable Disagreement Date, based on Part II to Schedule A as updated to account for the termination of this Agreement with respect to the relevant Non-Consenting Party and the changes in the Parties’ respective Equity Contributions). The Parties who are not Failing Parties or Non-Consenting Parties shall be entitled to receive ratably based on such Party’s Pre-SPA Signing Expenses Sharing Percentage, Post-SPA Signing Expenses Sharing Percentage (after giving effect to the adjustment, if any, pursuant to the above clause (ii) of this Section 3.1(b)) or Post-PWM/Parfield Closing Expenses Sharing Percentage (as applicable) any termination or other fees or amounts payable, directly or indirectly, to Parent by the Company pursuant to the Merger Agreement (including the Company Termination Fee), net of the expenses incurred and accrued by Parent and required to be borne by them pursuant to this Section 3.1(b). For purposes hereof, “Shared Expenses” means the out-of-pocket costs and expenses payable by the Parties, Parent and Merger Sub in connection with the Transaction incurred and accrued prior to or in connection with the termination of the Merger Agreement, including any fees and expenses payable to the Joint Advisors retained by Parent, Merger Sub and/or the Parties (other than fees and costs of any separate Advisors who were retained by Parent, Merger Sub, any Party or Parties unless and only to the extent such appointment and expenses are agreed to in advance in writing by the relevant Parties pursuant to Section 2.2(b)), but, for the avoidance of doubt, excluding any Guaranteed Obligations (the sharing of which is addressed in Section 1.6).

(c)          Notwithstanding Section 3.1(a), if one or more Parties or their respective Affiliates breach this Agreement, the Support Agreement, the Equity Commitment Letters, the Limited Guarantees, or the PWM Voting Undertaking, as applicable (including in any circumstance where this Agreement has been terminated with respect to a Failing Party pursuant to Section 1.1(b)(ii)), the Merger Agreement is terminated without the Transaction having been consummated and such failure of the Transaction to be consummated is caused by such breach, such breaching Party(ies) (including any Failing Party) shall reimburse any non-breaching Party, Parent and Merger Sub for all out-of-pocket costs and expenses, any fees and expenses of the Joint Advisors retained by Parent, Merger Sub and/or the Parties, any fees and costs of any separate Advisors who were retained by Parent, Merger Sub, any Party or Parties, incurred by each such non-breaching Party in connection with the Transaction, and any Guaranteed Obligations payable to the Company as result of such termination of the Merger Agreement without prejudice to any rights or remedies otherwise available to such non-breaching Party.

Article IV
Exclusivity; Acquisition and TRANSFER RESTRICTIONS; OTHER COVENANTS

Section 4.1           Exclusivity Period. During the period beginning on the date hereof and ending on the earlier of (x) the date that is twelve (12) months from the date hereof, which may be extended by the Initial Consortium Members and PWM (to the extent that PWM is bound by the relevant provisions under Article IV) in writing, and (y) the termination of this Agreement pursuant to Section 5.2 (the “Exclusivity Period”), each Party shall (unless otherwise consented to in writing in advance by the Majority Initial Consortium Members) and shall cause its Affiliates to:

(a)          work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Company and its business and (ii) prepare, negotiate and finalize the Definitive Documents;

(b)          not, shall cause its or his Affiliates not to and shall use its or his reasonable efforts to cause its or his Representatives (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) not to, directly or indirectly, either alone or with or through any authorized Representatives (i) make an Acquisition Proposal, or solicit, encourage, facilitate or join with or invite any other person to be involved in the making of, any Acquisition Proposal, (ii) provide any information to any Third Party with a view to the Third Party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt finance, or contribution of Covered Securities or provision of a voting agreement, in support of any Acquisition Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transaction as contemplated under this Agreement, (v) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (vi) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 4.1(b)(i) to Section 4.1(b)(v);

(c)          immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to an Acquisition Proposal; and

(d)          promptly notify the other Parties if it or he or, to its or his knowledge, any of its or his Representatives receives any approach or communication with respect to any Acquisition Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

Section 4.2           Prohibition on Acquisition, Transfer, etc.

(a)          Subject to the terms of this Agreement and the Support Agreement, each Party represents, covenants and agrees that during the Exclusivity Period, (i) such Party will not, and such Party will cause its or his Affiliates not to, (A) Transfer any of its or his Covered Securities, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, or (B) acquire Beneficial Ownership of any additional Company Securities, in each case unless such Transfer or acquisition, (x) is a Permitted Transfer, (y) is contemplated under the SPAs, or (z) has been approved in writing in advance by the Majority Initial Consortium Members, and (ii) it or he does not, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), entered into any swap, option, warrant, forward purchase or sale, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction), or a combination of any such transactions, in each case involving any Company Securities (any such transaction, a “Derivative Transaction”), except for the Parfield Existing Lien and the Centurium Existing Lien, and will not, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), enter into any Derivative Transaction without the prior written consent of the Majority Initial Consortium Members.

(b)          With respect to each Party, subject to the Centurium Existing Lien (in respect of Beachhead) and the Parfield Existing Lien (in respect of Parfield), this Agreement and the obligations hereunder shall attach to the Covered Securities and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Party’s successors or assigns. Subject to the Centurium Existing Lien (in respect of Beachhead) and the Parfield Existing Lien (in respect of Parfield), no Party may request that the Company register the Transfer of (book-entry or otherwise) any or all of the Covered Securities (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Securities, such Party shall remain liable for the performance of all of its or his obligations under this Agreement.

(c)          Notwithstanding anything to the contrary in this Section 4.2, if any PWM SPA is duly terminated pursuant to the terms and conditions thereof prior to consummation of the applicable PWM Transfer contemplated thereunder, this Section 4.2 shall cease to apply with respect to the Ordinary Shares that would have been transferred pursuant to such PWM Transfer had such PWM Transfer been consummated, and PWM shall be free to Transfer such Ordinary Shares to a third party without being subject to the restrictions in this Section 4.2.

Section 4.3           Compliance with IRAs, the Poison Pill and the Confidentiality Agreements. Each Party shall not, and shall cause its or his Affiliates and their respective Representatives not to, take or omit to take any action if such action or omission would constitute a breach of any term of its IRA (if applicable), the Poison Pill and/or its Confidentiality Agreement and would or would reasonably be expected to have the effect of preventing, impeding or delaying the consummation of the Transaction.

Section 4.4          Additional Company Securities. Each Party covenants and agrees that during the Exclusivity Period, such Party shall notify each member of the Buyer Consortium in writing of the number of Additional Company Securities the Beneficial Ownership of which is acquired by such Party or its or his Affiliates after the date hereof pursuant to Section 4.2(a) as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Company Securities shall automatically become subject to the terms of this Agreement and shall constitute Covered Securities for all purposes of this Agreement.

Section 4.5          Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Covered Securities, the term “Covered Securities” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.6           No Inconsistent Agreements. Subject to the terms of this Agreement, during the Exclusivity Period, without the prior written consent of the Majority Initial Consortium Members, no Party shall, and a Party shall cause its or his Affiliates not to, (a) enter into any contract or other instrument, option or other agreement (except this Agreement) with respect to, or consent to, a Transfer of, any of the Covered Securities, Beneficial Ownership thereof or any other interest therein, in each case, other than any such contract or other instrument, option or other agreement with respect to (x) a Permitted Transfer of Covered Securities and (y) any Transfer of Covered Securities by PWM in compliance with Section 4.2(c), (b) create or permit to exist any Lien that could prevent such Party or its or his Affiliates (as applicable) from complying in all material respects with the obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Securities, and Liens created pursuant to this Agreement, the Support Agreement or the IRAs, (c) enter into any voting or similar agreement (except this Agreement) with respect to the Covered Securities or grant any proxy, consent or power of attorney with respect to any of the Covered Securities or (d) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of the Party set forth in Article VIII untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Party of its or his obligations under, or compliance by such Party with the provisions of, this Agreement.

Article V
TERMINATION

Section 5.1          Termination of Failing Party and Non-Consenting Party. Upon termination of this Agreement with respect to a Party pursuant to Section 1.1(b)(ii) or Section 1.1(b)(iii), this Agreement shall, subject to Section 5.4(a), terminate solely with respect to such terminating Failing Party or Non-Consenting Party, as applicable.

Section 5.2          Other Termination Events. Subject to Section 5.4(b), this Agreement shall terminate with respect to all Parties upon the earliest to occur of (a) a written agreement among the Parties to terminate this Agreement, (b) the Effective Time, and (c) the termination of the Merger Agreement pursuant to Article VIII thereof.

Section 5.3           PWM’s Termination in the Buyer Consortium. Each Party agrees and confirms that (a) the PWM Provisions shall remain effective and continue to bind PWM in accordance with their terms until immediately prior to the disposal by PWM of all of its Ordinary Shares (whether pursuant to the PWM SPAs or, after termination of any PWM SPA, in a Transfer permitted by Section 4.2(c)) and (b) upon the disposal by PWM of all of its Ordinary Shares (whether pursuant to the PWM SPAs or, after termination of any PWM SPA, in a Transfer permitted by Section 4.2(c)), this Agreement shall terminate with respect to PWM, subject to Section 5.4(c).

Section 5.4          Effect of Termination.

(a)          Upon termination of this Agreement with respect to a Party pursuant to Section 5.1, Section 1.1(b)(v), Article III (Transaction Costs), Article IV (Exclusivity; Acquisition and Transfer Restrictions; Other Covenants) (other than Section 4.1(a)), this Article V (Termination), Article VI (Announcements and Confidentiality), Article VII (Notices), Article IX (Miscellaneous) and Article X (Defined Terms) shall continue to be binding on the Parties; provided that Article IV (Exclusivity; Acquisition and Transfer Restrictions; Other Covenants) (other than Section 4.1(a)) shall survive such termination and continue to bind such Party only until the earlier of the date that is (x) twelve (12) months after the date hereof and (y) the termination of this Agreement pursuant to Section 5.2.

(b)          Upon termination of this Agreement pursuant to Section 5.2, solely with respect to all Parties (other than PWM), Section 1.1(b)(v), Article III (Transaction Costs), this Article V (Termination), Article VI (Announcements and Confidentiality), Article VII (Notices), Article IX (Miscellaneous) and Article X (Defined Terms) shall continue to bind the Parties; provided that the provisions of Section 1.8 (Shareholders Agreement; Appointment of Directors) shall survive any termination of this Agreement pursuant to Section 5.2(b) and continue to be binding on the Parties (or their applicable Affiliates) until the earlier of (i) the Shareholders Agreement having been duly executed by the Parties (or their applicable Affiliates) in accordance with Section 1.8, or (ii) the date on which the Parties agree to terminate the rights and obligations under Section 1.8 in writing.

(c)          Upon termination of this Agreement pursuant to Section 5.2 or Section 5.3(b), solely with respect to PWM, Section 1.9 (Required Information), Article III (Transaction Costs), Article V (Termination), Article VI (Announcements and Confidentiality), Article VII (Notices), Article IX (Miscellaneous) and Article X (Defined Terms) shall continue to bind PWM.

(d)          Upon the termination of this Agreement pursuant to this Article V and subject to the Parties’ confidentiality obligations under Section 6.2, the Parties shall jointly own but may use separately all of the due diligence information, advice and work product obtained or delivered or produced in relation to the Transaction (other than any such information relating to a Party or its Affiliates, which shall remain the property of such Party and may not be used by other Parties without the written consent of such Party), and any Joint Advisor or separate Advisor appointed by any Party in accordance with the terms of this Agreement may continue to advise any of the Parties. No termination of this Agreement shall relieve any Party from liability or damages to the other Parties for a breach of this Agreement prior to such termination.

Article VI
Announcements and Confidentiality

Section 6.1      Announcements . No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the Majority Initial Consortium Members (which consent shall not be unreasonably withheld, delayed or conditioned), except to the extent that any such announcements are required by Law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the Majority Initial Consortium Members and the Majority Initial Consortium Members have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Notwithstanding the foregoing, each Party may make any Schedule 13D filings, or amendments thereto, in respect of the Company that such Party reasonably believes is required under applicable Law without the prior written consent of the Majority Initial Consortium Members, provided that each Party shall coordinate with the other Parties in good faith regarding the content and timing of such filings or amendments in connection with the Transaction.

Section 6.2         Confidentiality.

(a)         Except as permitted under Section 6.3, each Party shall not, and shall direct its or his Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its or his Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b)        Subject to Section 6.2(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information at the option of the Recipient.

(c)         Each Recipient may retain in a secure archive a copy of the Confidential Information referred to in Section 6.2(b) if the Confidential Information is required to be retained by it or him for regulatory purposes or in connection with a bona fide document retention policy.

(d)        Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 6.2 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Section 5.1 or Section 5.2, unless otherwise agreed in writing.

Section 6.3         Permitted Disclosures. A Party may make disclosures (a) to those of such Party’s Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to Centurium, as a representative authorized by the Initial Consortium Members, potential sources of capital), but only on a confidential basis, (b) if required by applicable Law or the rules and regulations of any securities exchange or Governmental Authority of competent jurisdiction over a Party, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable, or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its or his Affiliates or Representatives.

Article VII
Notices

Section 7.1         Notices. Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address provided under such other Party’s signature page hereto, or to such other address or facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Article VIII
Representations and Warranties

Section 8.1         Representations and Warranties. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) such Party has the full legal right and capacity and has the requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party (if applicable) and no additional proceedings are necessary to approve this Agreement, (c) this Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), (d) such Party’s execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound other than the IRAs (if applicable), or any office such Party holds, (ii) violate any Law applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any Lien of any nature whatsoever upon such Party’s properties or assets, (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Party and (f) except for the documents that have been disclosed in Section 4.11 and Section 9.5(a) of the Parent Disclosure Letter or otherwise disclosed to the Parties as of the date hereof, there are no Contracts, whether written or oral, relating to the Transactions between such Party or any of its Affiliates, on the one hand, and any other Party, the Company or any of their respective Affiliates, on the other hand.

Section 8.2         Company Securities. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that as of the date of this Agreement, except as disclosed to the Initial Consortium Members as of the date hereof, such Party and/or its or his Affiliates have sole or shared (together with its or his Affiliates) Beneficial Ownership of and has good and valid title to the Company Securities set forth opposite such Party’s name in the table under Part I of Schedule A hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement or contemplated under the SPAs, the Support Agreement, the Centurium Existing Lien, or the Parfield Existing Lien, or arising under the IRAs (if applicable), the memorandum or articles of association of the Company or applicable securities Laws. As of the date of this Agreement and except as disclosed to the Initial Consortium Members as of the date hereof, subject to the last sentence of this Section 8.2, the Covered Securities of such Party and his or its Affiliates listed in the table under Part I of Schedule A hereto constitute all of the Ordinary Shares, Company Options, Company Restricted Share Awards and Company RSU Awards (and any other securities convertible, exercisable or exchangeable into or for any Ordinary Shares) Beneficially Owned or owned of record by such Party and his or its Affiliates. As of the date of this Agreement and except as otherwise indicated in the table under Part I of Schedule A hereto, or contemplated under the SPAs, the Centurium Existing Lien or the Parfield Existing Lien (as applicable), such Party or an Affiliate of such Party is the sole record holder (or the sole holder, whose holdings are held in a brokerage or custodian account) and is the sole or shared (together with its or his Affiliates) Beneficial Owner of its or his Covered Securities and has (i) the sole or shared (together with its or his Affiliates) voting power, (ii) the sole or shared (together with its or his Affiliates) power of disposition and (iii) the sole or shared (together with its or his Affiliates) power to agree to all of the matters set forth in this Agreement with respect to its or his Covered Securities. Such Party understands and acknowledges that each member of the Buyer Consortium and its Affiliates have expended, and are continuing to expend, time and resources in connection with the Transaction in reliance upon its execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of it contained herein.

Section 8.3         Parent and Merger Sub. Each of Parent and Merger Sub hereby represents, warrants and covenants to each of the other Parties that it was formed solely for the purpose of engaging in the Transaction and has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than pursuant to any Equity Commitment Letter, any Debt Commitment Letter or Definitive Debt Documents relating to the Debt Financing or Alternative Financing, the Support Agreement, this Agreement or any other documents required in connection with the Merger and those incident to its formation and capitalization pursuant to the Merger Agreement and the Transaction. Each of Parent and Merger Sub has not, and prior to the Effective Time, will not, take any action inconsistent with the representations and warranties of Parent and Merger Sub in this Section 8.3. Other than Merger Sub, there are no other corporations, partnerships, joint ventures, associations, or entities through which Parent or Merger conducts business, or other entities in which either Parent or Merger Sub controls or owns, of record or beneficially, any direct or indirect equity or other interest.

Section 8.4         Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Section 8.1, Section 8.2 and Section 8.3 and have been induced by them to enter into this Agreement.

Article IX
Miscellaneous

Section 9.1         Entire Agreement.This Agreement constitutes the entire agreement among the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter. Each of Beachhead, Double Double, Point Forward, CCCP IV, Parfield, Hillhouse, V-Sciences, PWM and Mr. Chow agrees and confirms that the Prior Consortium Agreement is hereby amended and restated, superseded and replaced in its entirety by this Agreement, and shall be of no further force and effect; provided, however, that such termination shall be without prejudice to the accrued rights and liabilities of a Party to the Prior Consortium Agreement prior to such termination (subject to the CCCP IV Assignment).

Section 9.2         Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 9.3         Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 9.4         Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived or discharged other than by an instrument in writing signed by the Party against whom the enforcement of such waiver or discharge is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.5         Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, however, each of Centurium, the Chairman Parties, CITIC, Hillhouse and V-Sciences may assign its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates, any of the investment funds managed or advised by it or such Affiliate, or any of the investment vehicles of it, such Affiliate or such fund (other than any portfolio companies of it, such Affiliate or such fund), but no such assignment shall relieve Centurium, such Chairman Party, CITIC, Hillhouse or V-Sciences (as applicable) from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Except for (i) the Non-Consenting Indemnified Parties, each of which is an intended third party beneficiary of the rights, remedies and claims contemplated by Section 1.1(b)(iv), Section 1.1(b)(v) and Section 1.6, (ii) the Corresponding Investor or its Affiliate who is a party to the applicable Corresponding Equity Financing Document, each of which is an intended third party beneficiary of the rights, remedies and claims contemplated by Section 1.7, (iii) the applicable Corresponding Investor or its Affiliate who is a party to the applicable Corresponding Equity Financing Document, each of which is an intended third party beneficiary of the rights, remedies and claims granted or available to Biomedical Treasure, Biomedical Future or Biomedical Development, as applicable, in connection with the right to contribution from other Guarantors contemplated by Section 1.6 and all such contribution shall be for the account of such Corresponding Investor or its Affiliate, and (iv) the Persons referenced in Section 9.11, each of which is an intended third party beneficiary under Section 9.11, nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 9.6         No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venture of the other Party.

Section 9.7         Counterparts. This Agreement may be executed in counterparts (including by facsimile or email pdf format) and all counterparts taken together shall constitute one document.

Section 9.8         Governing Law and Venue.

(a)         This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

(b)        Any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)            Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 9.8(b), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

Section 9.9         Specific Performance. The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 9.8, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.10       Limitation on Liability. The obligation of each Party under this Agreement is several (and not joint or joint and several).

Section 9.11       No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships, limited liability companies, corporations or other entities, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against and no personal liability shall attach to, any former, current or future direct or indirect holder of any equity, general or limited partnership or limited liability company interest, controlling person, management company, portfolio company, incorporator, director, officer, employee, agent, advisor, attorney, representative, Affiliate (other than any permitted assignee under Section 9.5), members, managers, general or limited partners, shareholders, stockholders, representatives, successors or assignees of any Party or any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, attorneys, representatives, Affiliates (other than any permitted assignee under Section 9.5), members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligation of any Party or its Affiliates under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (in each case other than against parties to this Agreement, Support Agreement, the Limited Guarantees and the Equity Commitment Letters (as applicable) or such other document or instrument as expressly provided therein and their respective successors and assigns).

Section 9.12       Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

Section 9.13       CCCP IV Assignment. (a) 2019B Cayman undertakes to the other Parties to discharge the obligations set out in the Prior Consortium Agreement with respect to CCCP IV, as if 2019B Cayman had at all times been a party to the Prior Consortium Agreement in place of CCCP IV as an Initial Consortium Member; (b) each of the other Parties (other than CCCP IV and 2019B Cayman) (the “Continuing Parties”) undertakes to 2019B Cayman to perform the Prior Consortium Agreement and be bound by its terms as if 2019B Cayman has at all times been a party to the Prior Consortium Agreement in place of CCCP IV as an Initial Consortium Member; (c) each of the Continuing Parties releases and discharges CCCP IV from its obligations under the Prior Consortium Agreement and all past, present and future (whether before or after the date hereof) claims and demands in respect of the Prior Consortium Agreement; (d) CCCP IV releases and discharges the Continuing Parties from their obligations under the Prior Consortium Agreement and all past, present and future (whether before or after the date hereof) claims and demands in respect of the Prior Consortium Agreement, and CCCP IV shall cease to have any rights or remedies under the Prior Consortium Agreement; and (e) CCCP IV shall cease to be a party to the Prior Consortium Agreement and all references in the Prior Consortium Agreement to CCCP IV shall be deemed amended to references to 2019B Cayman (the foregoing, collectively, the “CCCP IV Assignment”).

Article X
Definitions and Interpretations

Section 10.1       Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

(a)         “Action” means any litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding.

(b)         “Additional Company Securities” means with respect to a Party, Company Securities with respect to which such Party or its or his Affiliates acquires Beneficial Ownership after the date of this Agreement.

(c)         “Advisors” means the advisors and/or consultants of Parent and the Parties, in each case appointed in connection with the Transaction.

(d)         “Affiliates” of a specified person means (x) in the case that such specified person is not a natural person, a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person; and (y) in the case that such specified person is a natural person, a person who, directly or indirectly through one or more intermediaries, is wholly owned by such specified person; provided that solely with respect to V-Sciences, “Affiliate” means (i)  Temasek Holdings (Private) Limited (“Temasek Holdings”); and (ii) Temasek Holdings’ wholly-owned subsidiaries: (A) whose boards of directors or equivalent governing bodies comprise solely employees or nominees acting under the direction and instructions of (a) Temasek Holdings; (b) Temasek Pte. Ltd. (being a wholly-owned subsidiary of Temasek Holdings); and/or (c) wholly-owned subsidiaries of Temasek Pte. Ltd.; and (B) whose principal activities are that of investment holding, financing and/or the provision of investment advisory and consultancy services. For the purposes of paragraph (ii) (A) of this definition, “nominee” shall mean any person acting under the direction and instructions of Temasek Holdings, Temasek Pte. Ltd. and/or wholly-owned subsidiaries of Temasek Pte. Ltd.

(e)         “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are Controlled by, or are under common Control with, such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(f)          “Centurium Existing Lien” means the Liens on certain Ordinary Shares held by Beachhead to secure the borrowing of Beachhead pursuant to that certain facility agreement, dated as of February 14, 2020, by and between Beachhead and Ping An Bank Co., Ltd. (平安银行股份有限公司), acting through the Offshore Banking Center, as arranger, lender, agent and security agent, and any other Liens on Ordinary Shares held by Beachhead created after the date hereof to replace such Liens or any subsequent Liens created for refinancing the indebtedness of Beachhead secured by the Liens being replaced.

(g)        “Company Securities” means Ordinary Shares and other securities of the Company (including any Company Restricted Shares, and any Ordinary Shares issuable upon the exercise of any Company Options or the conversion, exercise or exchange of any other convertible, exercisable or exchangeable securities into or for any Ordinary Shares or otherwise) issued by the Company.

(h)        “Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (x) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Proposal and any definitive documentation, including the Definitive Documents.

(i)          “Contemplated Ownership Percentage” of a Party means a percentage determined in accordance with Section 1.2(b) as set forth opposite such Party’s name under the column “Contemplated Ownership Percentage” of the table under Part II of Schedule A.

(j)          “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or otherwise.

(k)         “Corresponding Equity Financing Document” means, (i) with respect to the Corresponding Investor of Biomedical Treasure, the equity commitment letter delivered by such Corresponding Investor and/or its Affiliate(s) to Biomedical Treasure which correspond to Biomedical Treasure’s Equity Commitment Letter and Limited Guarantee, (ii) with respect to the Corresponding Investor of Biomedical Future, the equity commitment letter delivered by such Corresponding Investor and/or its Affiliate(s) to Biomedical Future which correspond to Biomedical Future’s Equity Commitment Letter and Limited Guarantee, and (iii) with respect to Corresponding Investor of Biomedical Development, the equity commitment letter delivered by such Corresponding Investor and/or its Affiliate(s) to Biomedical Development which correspond to Biomedical Development’s Equity Commitment Letter and Limited Guarantee.

(l)          “Corresponding Investor” means (i) with respect to Biomedical Treasure, CTB Investment Limited, (ii) with respect to Biomedical Future, Neptune Connection Limited, and (iii) with respect to Biomedical Development, collectively, PING TONG INVESTMENT LIMITED (品通投资有限公司), LI Wing Leung, Roy Group Investment Limited (德寶投資有限公司), BIOLINK CAPITAL LIMITED, Jumbo Sheen Fund No.6 LP and Parkland Medtech Limited.

(m)        “Covered Securities” means all of the Existing Company Securities and any Additional Company Securities.

(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)         “Existing Company Securities” means, with respect to a Party, Company Securities Beneficially Owned by such Party and/or its or his Affiliates as of the date hereof, as set forth opposite its or his name in the table under Part I of Schedule A hereto.

(p)         “Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

(q)         “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

(r)          “IRAs” means collectively (i) that certain investor rights agreement, dated as of August 24, 2018, by and between the Company and Centurium, (ii) that certain investor rights agreement, dated as of January 1, 2018, by and between the Company and PWM, as amended by those certain assignment and amendment agreements, dated as of October 26, 2020, by and among the Company, PWM and each of Biomedical Treasure and Biomedical Future, respectively, (iii) that certain investor rights agreement, dated as of August 24, 2018, by and between the Company and CITIC Capital MB Investment Limited, to which CCCP IV joined as a party pursuant to a deed of adherence dated as of October 12, 2018 and 2019B Cayman joined as a party pursuant to a deed of adherence dated as of May 13, 2020, and (iv) that certain investor rights agreement, dated as of August 24, 2018, by and between the Company and HH China Bio Holdings LLC, in each case, as amended, supplemented or restated from time to time.

(s)         “Law” means any statute, law, ordinance, code or any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order or regulations or rules of an applicable stock exchange.

(t)         “Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(u)         “Majority Initial Consortium Members” means at any given time, one or more Initial Consortium Members making at least a majority of the total Equity Contributions to be made by all Initial Consortium Members as of such given time. For the avoidance of doubt, each reference to “Initial Consortium Member” in the foregoing sentence refers to an Initial Consortium Member who is not a Failing Party and who remains a member of the Buyer Consortium as of such given time and with respect to whom this Agreement has not been terminated pursuant to Section 1.1(b).

(v)         “Ordinary Shares” means, ordinary shares, par value US$ 0.0001 per share of the Company.

(w)        “Parfield Existing Lien” means the Liens on certain Ordinary Shares held by Parfield to secure the borrowing of Parfield pursuant to that certain facility agreement, dated as of July 28, 2020, by and between Parfield and JPMorgan Chase Bank, N. A., acting through its Singapore Branch, as lender and any other Liens on Ordinary Shares held by Parfield created after the date hereof to replace such Liens or any subsequent Liens created for refinancing the indebtedness of Parfield secured by the Liens being replaced.

(x)         “Permitted Transfer” means a Transfer of Covered Securities by a Party or any of its or his Affiliates to (i) an Affiliate of such Party which is Controlled by such Party or such Affiliate, (ii) a member of such Party’s immediate family or a trust for the benefit of such Party’s or any member of such Party’s immediate family, (iii) any heir, legatees, beneficiaries and/or devisees of such Party, (iv) if such Party is Centurium, any Chairman Party, CITIC, Hillhouse or V- Sciences, to any of the investment funds managed or advised by such Party or any of its Affiliates, or any of the investment vehicles of such Party, such Affiliate or such fund, (v) another Party or any Affiliate of another Party, or (vi) any third party as a result of the creation or grant of any Liens or any subsequent Liens for refinancing the indebtedness of Parfield secured by the Liens being replaced or the indebtedness of Beachhead secured by the Liens being replaced (as applicable); provided that, in each case of a direct Transfer of Covered Securities (which for avoidance of doubt shall not include paragraph (vi) of this definition), such transferee agrees to execute, prior to or concurrently with such Transfer, a Deed of Adherence in the form attached hereto as Schedule B.

(y)         “person” means individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

(z)         “Poison Pill” means that certain amended and restated preferred shares rights agreement, dated as of July 31, 2017 and amended on February 20, 2019, by and between the Company and Securities Transfer Corporation (as rights agent).

(aa)       “Post-PWM/Parfield Closing Expenses Sharing Percentage” means, with respect to any of Beachhead, Point Forward, CITIC, Parfield, Hillhouse, V-Science, Mr. Chow, Biomedical Treasure, Biomedical Future, Biomedical Development and the Additional Parties (if any) at any given time, the percentage resulting from a fraction, (i) the numerator of which is such Party’s Equity Contribution at such time and (ii) the denominator of which is the total Equity Contributions of all such Parties at such time; provided that, for purposes of this calculation, (x) such Party’s Equity Contribution at such time shall be calculated disregarding any amount of the Company Equity Awards as set forth opposite its or his name under the column “Rollover Securities” of the table under Part II of Schedule A and (y) for the avoidance of doubt, such Equity Contributions shall be calculated taking into account the effect of the consummation of the Double Double Transfer. The initial Post-PWM/Parfield Closing Expenses Sharing Percentage of each such Party, as of the date hereof and assuming the PWM Transfers and Parfield Transfer are consummated, is set forth opposite such Party’s name under the column “Post-PWM/Parfield Closing Expenses Sharing Percentage” of the table under Part II of Schedule A (which schedule may be updated in accordance with Section 1.2(b)).

(bb)      “Post-SPA Signing Expenses Sharing Percentage” means, with respect to any of PWM, Beachhead, Point Forward, CITIC, Parfield, Hillhouse, V-Science, Mr. Chow, Biomedical Development and the Additional Parties (if any) at any given time, the percentage resulting from a fraction, (i) the numerator of which is such Party’s Equity Contribution at such time and (ii) the denominator of which is the total Equity Contributions of all such Parties at such time; provided that, for purposes of this calculation, (w) PWM’s Equity Contribution at such time shall be deemed to be an amount equal to (a) the Per Share Merger Consideration, multiplied by (b) 5,321,000 Ordinary Shares, (x) Parfield’s Equity Contribution at such time shall be deemed to be an amount equal to (a) the Per Share Merger Consideration, multiplied by (b) 2,437,696 Ordinary Shares, (y) each such Party’s Equity Contribution at such time shall be calculated disregarding any amount of the Company Equity Awards as set forth opposite its or his name under the column “Rollover Securities” of the table under Part II of Schedule A, and (z) for the avoidance of doubt, such Equity Contributions shall be calculated taking into account the effect of the consummation of the Double Double Transfer and disregarding the effect of the consummation of the Parfield Transfer and any PWM Transfers. The initial Post-SPA Signing Expenses Sharing Percentage of each such Party, as of the date hereof, is set forth opposite such Party’s name under the column “Post-SPA Signing Expenses Sharing Percentage” of the table under Part II of Schedule A (which schedule may be updated in accordance with Section 1.2(b)).

(cc)       “Pre-SPA Signing Expenses Sharing Percentage” of each of Beachhead, Double Double, Point Forward, PWM, CITIC, Parfield, Hillhouse, V-Sciences and the Additional Parties (if any) means the percentage resulting from a fraction, (i) the numerator of which is such Party’s Equity Contribution at such time and (ii) the denominator of which is the total Equity Contributions of all such Parties at such time; provided that, for purposes of this calculation, (w) PWM’s Equity Contribution at such time shall be deemed to be an amount equal to (a) the Per Share Merger Consideration, multiplied by (b) 5,321,000 Ordinary Shares, (x) Parfield’s Equity Contribution at such time shall be deemed to be an amount equal to (a) the Per Share Merger Consideration, multiplied by (b) 2,437,696 Ordinary Shares, and (y) for the avoidance of doubt, such Equity Contributions shall be calculated disregarding the effect of the consummation of any PWM Transfer, the Parfield Transfer or the Double Double Transfer. The initial Pre-SPA Signing Expenses Sharing Percentage of each such Party, as of the date hereof, is set forth opposite such Party’s name under the column “Pre-SPA Signing Expenses Sharing Percentage” of the table under Part II of Schedule A (as maybe updated in accordance with Section 1.2(b)).

(dd)      “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the PRC and the islands of Taiwan.

(ee)       “Representatives” means, with respect to any Party, such Party’s Affiliates, and its and their respective officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives; provided that solely with respect to V-Sciences, “Representatives” in any provision of this Agreement (other than Section 6.3) means its Affiliates, and its and their respective officers, directors and employees.

(ff)        “Super Majority Initial Consortium Members” means at any given time, one or more Initial Consortium Members making at least seventy-five percent (75%) of the Equity Contribution to be made by all the Initial Consortium Members as of such given time. For the avoidance of doubt, each reference to “Initial Consortium Member” in the foregoing sentence refers to an Initial Consortium Member who is not a Failing Party and who remains a member of the Buyer Consortium as of such given time and with respect to whom this Agreement has not been terminated pursuant to Section 1.1(b).

(gg)      “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than any Party or any of its Affiliates or Representatives.

(hh)      “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

Section 10.2       Headings. Section and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Beachhead Holdings Limited

By:	/s/ Hui Li
Name: Hui Li
Title: Director

Double Double Holdings Limited

By:	/s/ Hui Li
Name: Hui Li
Title: Director

Point Forward Holdings Limited

By:	/s/ Hui Li
Name: Hui Li
Title: Director

Notice details:

Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong
Attention: Andrew Chan

with a copy to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gary Li; Xiaoxi Lin

[Signature Page to Amended and Restated Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Joseph Chow

/s/ Joseph Chow

Biomedical Treasure Limited

By:	/s/ Joseph Chow
Name: Joseph Chow
Title: Director

Biomedical Future Limited

By:	/s/ Joseph Chow
Name: Joseph Chow
Title: Director

Biomedical Development Limited

By:	/s/ Joseph Chow
Name: Joseph Chow
Title: Director

TB MGMT Holding Company Limited

By:	/s/ Joseph Chow
Name: Joseph Chow
Title: Director

[Signature Page to Amended and Restated Consortium Agreement]

TB Executives Unity Holding Limited

By:	/s/ Joseph Chow
Name: Joseph Chow
Title: Director

TB Innovation Holding Limited

By:	/s/ Joseph Chow
Name: Joseph Chow
Title: Director

Notice details:

18 F, Jialong International Tower
No. 19, Chaoyang Park Road
Chaoyang District, Beijing
PRC 100125
Attention: Joseph Chow

With a copy to (which shall not constitute notice):

Merits & Tree Law Offices
5th Floor, Raffles City Beijing Office Tower
No.1 Dongzhimen South Street
Dongcheng District, Beijing
PRC 100007
Attention: Youyuan Jin

[Signature Page to Amended and Restated Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Parfield International Ltd.

By:	/s/ Marc Chan
Name: Marc Chan
Title: Director

Notice details:

Unit No. 21E, 21st Floor, United Centre
95 Queensway, Admiralty Hong Kong
Attention: Marc Chan
Fax: (852)2571-8400

with a copy to (which shall not constitute notice):

K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
United States of America
Attention: Christopher H. Cunningham
Facsimile: (206)370-6040

and

K&L Gates
44/F., Edinburgh Tower
The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Michael Chan
Facsimile: (852)25119515

[Signature Page to Amended and Restated Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CITIC Capital China Partners IV, L.P., represented by its general partner CCP IV GP Ltd.

By:	/s/ Chan Kai Kong
Name: Chan Kai Kong
Title: Director

2019B Cayman Limited

By:	/s/ Rikizo Matsukawa
Name: Rikizo Matsukawa
Title: Director

Notice details:

c/o CITIC Capital Partners Management Limited
28/F, CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong
Attention: Vicki Hui/Karen Chiu

with a copy to:

Latham & Watkins LLP
18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention: Frank Sun

[Signature Page to Amended and Restated Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HH SUM-XXII Holdings Limited

By:	/s/ Colm O'Connell
Name: Colm O'Connell
Title: Authorized Signatory

Notice details:

Attention: Wei CAO
Address: Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Email: wcao@hillhousecap.com
With a copy to Adam Hornung
Email: Legal@hillhousecap.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges
29/F, Alexandra House
18 Chater Road, Central, Hong Kong
Attention: Tim Gardner; Chris Welty

[Signature Page to Amended and Restated Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

V-Sciences Investments Pte Ltd

By:	/s/ Khoo Shih
Name: Khoo Shih
Title: Authorised Signatory

Notice details:

Address:	60B Orchard Road
#06-18 Tower 2
The Atrium@Orchard
Singapore 238891
Attention:	Khoo Shih
khooshih@temasek.com.sg
+65 6828 6943

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
45th Floor, Fortune Financial Center
5 bong San Huan Zhong Lu
Chaoyang District, Beijing, China
Attention: Denise Shiu
Email: DShiu@cgsh.com
Tel: + 86 10 5920 1080

[Signature Page to Amended and Restated Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PW Medtech Group Limited (普华和顺集团公司)

By:	/s/ Yue'e Zhang
Name: Yue'e Zhang
Title: Executive Director and Chief Executive Officer

Notice details:

PW Medtech Group Limited
Building 1, No. 23 Panlong West Road
Pinggu District, Beijing
PRC 101204
Attention: George Chen

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Suite 1509, 15/F, Jardine House
1 Connaught Place, Central
Hong Kong
Attention: Weiheng Chen

[Signature Page to Amended and Restated Consortium Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CBPO Holdings Limited

By:	/s/ Hui Li
Name: Hui Li
Title: Director

CBPO Group Limited

By:	/s/ Hui Li
Name: Hui Li
Title: Director

Notice details:

c/o PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands

with a copy to:

Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong Attention: Andrew Chan

with a copy to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gary Li; Xiaoxi Lin

[Signature Page to Amended and Restated Consortium Agreement]

Exhibit A

Shareholders Agreement Term Sheet

Schedule A

Schedule B

Form of Deed of Adherence

This Deed of Adherence (this “Deed”) is entered into on [             , 2020]

BY:

[Additional Party], a [limited liability company] organized and existing under the Laws of [●] with its registered address at [●] (the “Additional Party”).

RECITALS:

(A)         On November 19, 2020, the parties listed on Exhibit A to this Deed (the “Existing Parties”) entered into an amended and restated consortium agreement (the “Consortium Agreement”) and proposed to, among other things, undertake the Transaction (as defined in the Consortium Agreement).

(B)         Additional Parties may be admitted to the Consortium pursuant to Section 1.3 of the Consortium Agreement.

(C)         The Additional Party now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Deed, and to be bound by the terms of the Consortium Agreement as [an Initial Consortium Member]/[a Party thereto].

THIS DEED WITNESSES as follows:

1.	Defined Terms And Construction

(a)	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)	This Deed shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	Undertakings

(a)	Assumption of obligations

The Additional Party undertakes to each other Party to the Consortium Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of [an Initial Consortium Member]/[a Party] as if it had been [an Initial Consortium Member under the Consortium Agreement]/[a Party to the Consortium Agreement] at the date of execution thereof and the Existing Parties agree that where there is a reference to a [“Initial Consortium Member”]/[“Party”] it shall be deemed to include a reference to the Additional Party and with effect from the date hereof, all the rights of [an Initial Consortium Member]/[a Party] provided under the Consortium Agreement will be accorded to the Additional Party as if the Additional Party had been [an Initial Consortium Member]/[a Party] under the Consortium Agreement at the date of execution thereof. The number of Rollover Securities of the Additional Party and/or the amount of Cash Contribution proposed to be made by the Additional Party and the Contemplated Ownership Percentage and the Expenses Sharing Percentage of the Additional Party are set forth in Annex A hereto.

3.	Representations And Warranties

(a)	The Additional Party represents and warrants to each of the other Parties as follows:

(1)	Status

It is a company duly organized, established and validly existing under the Laws of the jurisdiction stated in the preamble of this Deed and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(2)	Due Authorization

It has full power and authority to execute and deliver this Deed and the execution, delivery and performance of this Deed by the Additional Party has been duly authorized by all necessary action on behalf of the Additional Party.

(3)	Legal, Valid and Binding Obligation

This Deed has been duly executed and delivered by the Additional Party and constitutes the legal, valid and binding obligation of the Additional Party, enforceable against it in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

(4)	Ownership

As of the date of this Deed, (i) the Additional Party is the sole Beneficial Owner of and has good and valid title to the Company Securities set forth opposite its name in Annex B hereto, free and clear of any Liens, other than any Liens pursuant to this Deed, or arising under [any IRA or] the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Deed, subject to the last sentence of this Section 3(a)(4), the Additional Party’s Company Securities listed in Schedule B hereto constitute all of the Ordinary Shares, Company Options and Company Restricted Share (and any other securities convertible, exercisable or exchangeable into or for any Ordinary Shares) Beneficially Owned or owned of record by it. Except as otherwise indicated on Schedule B hereto, the Additional Party is and will be the sole record holder (or the sole holder, whose holdings are held in a brokerage account) and Beneficial Owner of the Covered Securities and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Deed and the Consortium Agreement with respect to the Covered Securities. The Additional Party has not taken any action described in Section 4.6 of the Consortium Agreement.

(5)	Reliance

The Additional Party acknowledges that the Existing Parties have consented to the admission of the Additional Party to the Buyer Consortium on the basis of and in reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) above, and the Existing Parties’ consent was induced by such representations and warranties.

4.	Miscellaneous

Article VII (Notices) and Section 9.8 (Governing Law and Venue) of the Consortium Agreement shall apply mutatis mutandis to this Deed.

[Signature page follows.]

IN WITNESS WHEREOF, the Additional Party has executed this Deed as a deed and delivered this Deed as of the day and year first above written.

EXECUTED AS A DEED BY	)

[ADDITIONAL PARTY]	)

)

)

)

By:	)

Name: [●]	)

Title: [●]	)

in the presence of

Signature:

Name: [●]

Occupation: [●]

Address: [●]

Notice details:

[Deed of Adherence Signature Page]

Exhibit A

Existing Parties

Beachhead Holdings Limited

Double Double Holdings Limited

Point Forward Holdings Limited

Mr. Joseph Chow

Biomedical Treasure Limited

Biomedical Future Limited

Biomedical Development Limited

TB MGMT Holding Company Limited

TB Executives Unity Holding Limited

TB Innovation Holding Limited

Parfield International Ltd.

2019B Cayman Limited

HH SUM-XXII Holdings Limited

V-Sciences Investments Pte Ltd

Annex A
Contributions to Parent and Contemplated Ownership Percentage

Party	Rollover Securities Beneficially Owned	Cash Contribution (US$)	Contemplated Ownership Percentage	Pre-SPA Signing Expenses Sharing Percentage	Post-SPA Signing Expenses Sharing Percentage	Post-PWM/Parfield Closing Expenses Sharing Percentage
[Additional Party]

Annex B
Beneficial Ownership of Company Securities

Party	Ordinary Shares	Other Company Securities (including Company Options, Company Restricted Share Awards and Company RSU Awards)
[Additional Party]